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                                                                       Exhibit 5

December 12, 2000

Board of Directors
International Foam Solutions, Inc.


         Re:      Registration Statement on Form S-8

Gentlemen:

         You have requested my opinion as to whether or not the 1,640,000 shares of common stock (.001 par value) to be issued to certain individuals solely for services, when issued, will be legally issued and fully paid and non-assessable securities of the Company. In connection with these agreements, I have examined the Form of the Registration Statement to be filed by the Company in connection with such shares on Form S-8; the By-Laws of the Company currently in effect; and Company minutes. You have also informed me that the Shares are for services only performed by consultants who have performed valuable services to the Company and that the Shares do not directly or indirectly promote or maintain a market for the Company's securities. In addition, I have examined such other documents and records, instruments and certificates of officers and representatives of the Company. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents submitted to me. I have further assumed that the recipients of the shares of common stock under this agreement will have rendered or will continue to render the services for which the shares are being issued pursuant to the Company's agreements with such persons. Based upon the foregoing, and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the agreements made with individuals for the issuance of the 1,640,000 shares of common stock, will be duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the shares enumerated herein which are to be expressly covered by the Registration Statement and does not cover subsequent issuances of shares to be made in the future pursuant to such agreement, if any, pertaining to services to be performed in the future. Such transactions are required to be included in either a new registration statement or a post effective amendment to the Registration Statement including updated opinions concerning the validity of issuance of such shares. This opinion is limited to the laws of the State of Florida. I express no opinion with respect to the laws of any other jurisdiction. In addition, I hereby consent to you filing this opinion with the Securities and Exchange Commission as an exhibit to the above-referenced Registration Statement.

         This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matter which comes to my attention hereafter.

                                                           Sincerely,


                                                           Kenneth J. Dunn, Esq.